Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
PHOTOMEDEX, INC.

PhotoMedex, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), for the purpose of amending its Restated Certificate of Incorporation pursuant to Section 242 of the Delaware General Corporation Law does hereby certify as follows:

1. Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“FOURTH: The total number of shares of capital stock which the Corporation is authorized to issue has been increased from 75,000,000 shares of Common Stock, par value $0.01 per share, to 100,000,000 shares of Common Stock, par value $0.01 per share.”

2. The Corporation hereby certifies that the amendment set forth above has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law and has been consented to in writing by the stockholders of the Corporation in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 29th day of June, 2007.

PHOTOMEDEX, INC.

By:	/s/ Jeffrey F. O’Donnell
Name: Jeffrey F. O’Donnell Title: Chief Executive Officer